Exhibit 10.6
Restricted Stock Agreement
Flowserve Corporation
2004 Stock Compensation Plan
          This Restricted Stock Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and and «First_Name» «Last_Name» (the “Participant”) as of                     , 2007 (the “Date of Grant”).
W I T N E S S E T H
          WHEREAS, the Company has adopted the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
          WHEREAS, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company believes that the grant of Restricted Stock to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted; and
          NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1.	Restricted Stock
          In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of «#___of_Shares_Granted» shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).
2.	Restrictions on Transfer Before Vesting
(a)	The Restricted Stock will be registered to the Participant. Each Restricted Stock registration will bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions as permitted under Section 15.9 of the Plan. Shares of Common Stock free of restriction under this Agreement and the Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period expires without forfeiture in respect of such shares of Common Stock. The delivery of any shares of Restricted Stock pursuant to this Agreement is subject to the provisions of Paragraph 8 below. The Participant, by his acceptance of this Agreement, shall irrevocably grant to the Company a power of attorney to transfer any shares forfeited pursuant to Paragraph 3 and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Paragraph 2 shall be specifically performable by the Company in a court of equity or law.

(b)	Absent prior written consent of the Committee, the shares of Restricted Stock granted hereunder to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by peration of law or otherwise, from the Date of Grant until said shares shall have become vested in the Participant in accordance with this Paragraph 2(b). The Restricted Stock shall vest in accordance with the following schedule:
(i)	A certain percentage of the first 25,000 shares of Restricted Stock granted hereunder, as described in the following table, shall vest as of the date that the performance goals set forth on Exhibit A (based upon the Company’s three-year median return on net assets (“RONA”) relative to the RONA of the Aspiration Group (as defined below)), have been achieved for each of the three-year periods ending on the dates set forth in table below, as determined by the Committee in its sole and absolute discretion.

Last Year of	Percent of 25,000 Shares	Number of 25,000 Shares
Performance	Granted That May Become	Granted That May Become
Period	Vested	Vested

(ii)	A certain percentage of the remaining 25,000 shares of Restricted Stock granted hereunder, as described in the following table, shall vest as of the date that the performance goals set forth on Exhibit A (based upon the Company’s three-year median total shareholder return (“TSR”) relative to the TSR for the Aspiration Group (as defined below)) have been achieved for each of the three-year ending periods ending on the dates set forth in table below, as determined by the Committee in its sole and absolution discretion.

Last Year of	Percent of 25,000 Shares	Number of 25,000 Shares
Performance	Granted That May Become	Granted That May Become
Period	Vested	Vested

In the event the performance goals described in Paragraphs 2(b)(i) and/or 2(b)(ii) are not achieved for the applicable performance period, the shares that would have otherwise vested upon achievement of such performance goals shall be immediately be forfeited.

For purposes of this Agreement, “Aspiration Group” shall mean the group of companies selected by the Committee, which may be modified in the Committee’s sole discretion from time to time.

(c)	Consistent with the foregoing, except as contemplated by Paragraph 5, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Paragraph 5, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.
3.	Effect of Termination of Employment or Services
(a)	It is agreed that the Participant must remain employed as the Chief Executive Officer (the “CEO”) of the Company through the earlier of the date at which the Board of Directors appoints a new CEO or February 28, 2010; and that the Participant will resign his employment and position as a director and all other positions with the Company and its Subsidiaries upon the qualification of a new CEO.

(b)	The Restricted Stock granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(b) above. The Restricted Stock granted pursuant to this Agreement shall cease vesting and shall be immediately forfeited upon the date the Participant terminates employment, unless:
(i)	the Company and its Subsidiaries terminate the Participant’s employment before , without “cause” (as such term is defined in the Participant’s existing employment agreement);

(ii)	the Participant’s employment terminates prior to , by reason of his “disability” (as such term is defined in the Participant’s existing employment agreement) or his death;

(iii)	the Participant resigns his employment with the Company prior to , upon the appointment of a successor Chief Executive Officer of the Company;

(iv)	the Participant voluntarily terminates employment with the Company on or after ; or

(v)	the Participant terminates his employment with the Company before , following the assignment to the Participant of duties materially inconsistent with his positions with the Company or following any actions by the Company resulting in a material diminution of his position or duties;
in which case, the shares of Restricted Stock that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(b) above, shall continue to vest pursuant to Paragraph 2(b) above after the date of such termination of employment.

4.	Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:
(a)	give the Participant any right to be awarded any further Restricted Stock or any other Award in the future, even if Restricted Stock or other Awards are granted on a regular or repeated basis, as grants of Restricted Stock and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
5.	Prerequisites to Benefits
          Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
6.	Rights as a Stockholder
          Subject to the limitations and restrictions contained herein, the Participant (or Beneficiary) shall have all rights as a stockholder with respect to the shares of Restricted Stock, including the right to vote and receive dividends.
7.	Successors and Assigns
          This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees).
8.	Securities Act
          The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:

(i)	through a broker on a national securities exchange or

(ii)	with the prior written approval of the Company; and
(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
9.	Federal and State Taxes
(a)	Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 9(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv)	any combination of the alternatives described in Paragraphs 9(b)(i) through 9(b)(iii) above.
(c)	Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 9(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

10.	Adjustment of Number of Shares of Restricted Stock
          The number of shares of Restricted Stock granted hereunder shall be subject to adjustment in accordance with Articles 11 and 12 of the Plan.
11.	Definitions; Copy of Plan
          Except as specifically provided otherwise herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan unless otherwise defined in this Award Agreement. By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
12.	Administration
          This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
13.	No Right to Stock
          No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Agreement, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.
14.	Notice
          Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company.
15.	Amendments
          This Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
16.	Governing Law
          This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his/her hand as of the day and year first above written.

FLOWSERVE CORPORATION

By:

Name:
Title:

«First_Name» «Last_Name»

Name:

EXHIBIT A

Measure	Performance Expectation
3-year Average Return on Net Assets	Based on Aspiration Group median and determined by the Committee at the beginning of each three-year performance period

3-year Average Total Shareholder Return	Aspiration Group median or greater